UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 6, 2006
KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	0-16852	94-2914864

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1710 Automation Parkway
San Jose, California 95131

(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 576-2000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.
Komag, Incorporated (the “Company”) previously announced that it will be making a presentation at the following event:
Citigroup 13th Annual Global Technology Conference
Wednesday, September 6, 2006
6:50 a.m. PDT (9:50 a.m. EDT)
New York, New York
Live and archived webcast of the presentation will be available under Webcasts and Events in the Investors Section of Komag’s website at http://www.komag.com.
At the investor conference, the Company’s executives expect to provide updates regarding conditions in the hard disk industry and the Company’s outlook for the third quarter of 2006. Specifically, the Company expects to make the following comments:
The Company believes the long-term growth drivers for HDD storage and Komag are excellent, with expanding applications and demand for digital data and storage in traditional computing and consumer markets.
The Company believes that overall supply and demand for media appears to be reasonably in balance. September quarter shipment patterns are typically backend loaded.
However, current quarter-to date-demand has been slower than the normal seasonal pattern. As a result, total shipments and financial results for the third quarter will be dependent upon the remainder of the quarter.
Based on the current demand pattern, the Company expects revenue could be similar to up 3% from the second quarter of 2006 and net margin to be in the range of 14% to 16%, including stock compensation expense.
The Company’s previous guidance was for revenue to be up approximately 5% from the second quarter and net margin to be in the range of 16% to 17%.
The Company’s capacity expansion plans are on schedule. Total third quarter 2006 capacity is expected to approximate 39 million finished disks per quarter compared with approximately 36.6 million of capacity in the prior quarter.
This report contains forward-looking statements relating to expected market demand, expected revenue and net margin ranges for the third quarter of 2006, and the level of expected media capacity in the third quarter of 2006. These statements involve known and unknown risks and uncertainties that may cause the Company’s results, level of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: September 6, 2006	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer